Exhibit 99.1

FOR IMMEDIATE RELEASE

McDermott and CB&I Announce Form S-4 Registration Statement Declared Effective

Companies Announce Dates of Special Meetings of Shareholders

HOUSTON and THE WOODLANDS, Texas – March 29, 2018 – McDermott International, Inc. (“McDermott”) (NYSE:MDR) and CB&I (NYSE:CBI) today announced that the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by McDermott and a subsidiary of CB&I has been declared effective as of 2:00 p.m. Eastern Daylight Time on March 29, 2018. The registration statement was filed in connection with the proposed combination of McDermott and CB&I and includes a joint proxy statement for the special meetings of McDermott and CB&I’s respective shareholders.

In addition, the two companies also announced the scheduled dates of the special meetings of their respective shareholders to seek certain approvals related to the proposed combination.

•	McDermott’s special meeting of shareholders is scheduled to be held on May 2, 2018 at 9:00 a.m. Central Daylight Saving Time, at the offices of Baker Botts L.L.P., 910 Louisiana, 32nd floor, Houston, Texas.

•	CB&I’s special meeting of shareholders is scheduled to be held on May 2, 2018 at 3:00 p.m. Central European Time, at the Intercontinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam.

McDermott’s and CB&I’s respective boards of directors recommend that the companies’ respective shareholders vote “FOR” the proposals put forth for resolution at each special meeting. Each company’s shareholders of record at the close of business on April 4, 2018 are entitled to vote at their respective meetings and will receive the joint proxy statement/prospectus, which will be mailed to shareholders. The joint proxy statement/prospectus contains important information about the proposed combination, the related business combination agreement and the proposals to be considered at the special meetings. CB&I shareholders should expect to receive a separate mailing that contains documents related to an exchange offer that McDermott intends to commence for the outstanding common stock of CB&I.

As previously announced on December 18, 2017, McDermott and CB&I have agreed to combine in an all-stock transaction to create a premier fully vertically integrated onshore-offshore company, with a broad engineering, procurement, construction and installation service offering and market leading technology portfolio. Under the terms of the proposed combination, CB&I shareholders will be entitled to receive 2.47221 shares of McDermott common stock for each share of CB&I common stock owned (or 0.82407 shares if McDermott effects a planned three-to-one reverse stock split prior to closing), subject to any applicable withholding taxes. Upon completion, it is estimated that McDermott shareholders will own approximately 53 percent of the combined company on a fully diluted basis and CB&I shareholders will own approximately 47 percent.

The transaction remains subject to customary conditions, including approval by McDermott’s and CB&I’s shareholders, completion of financing and other closing conditions. The combination is expected to be completed in the second quarter of 2018.

The registration statement on form S-4, which contains the joint proxy statement/prospectus, is available on the SEC’s website at www.sec.gov, as well as the investor relations sections of the McDermott website.

About McDermott

McDermott is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”) and module fabrication services for upstream field developments worldwide. McDermott delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the world, McDermott’s locally focused and globally integrated resources include approximately 11,800 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. McDermott is renowned for its extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange. As used in this press release, McDermott includes McDermott International, Inc. and its subsidiaries and affiliates. To learn more, visit our website at www.mcdermott.com.

About CB&I

CB&I (NYSE:CBI) is a leading provider of technology and infrastructure for the energy industry. With more than 125 years of experience, CB&I provides reliable solutions to our customers around the world while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.CBI.com.

Forward-Looking Statements

McDermott and CB&I caution that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott, CB&I and the combined business. These forward-looking statements include, among other things, statements about the scheduled dates for the special meetings, the expected ownership in the combined company and the expected completion date of the combination. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the ability of McDermott and CB&I to obtain the shareholder approvals necessary to complete the proposed combination on the anticipated timeline or at all; the risk that a condition to the closing of the proposed combination may not be satisfied or that the proposed combination may fail to close, including as the result of any inability to obtain the financing for the combination; and the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed combination. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s and CB&I’s annual and quarterly filings with the SEC, including their respective annual reports on Form 10-K for the year ended December 31, 2017. This press release reflects the expectations of McDermott’s management and CB&I’s management as of the date hereof. Except to the extent required by applicable law, McDermott and CB&I undertake no obligation to update or revise any forward-looking statement.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval with respect to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transactions, McDermott has filed a Registration Statement on Form S-4 with the SEC that includes (1) a joint proxy statement of McDermott and CB&I, which also will constitute a prospectus of McDermott and (2) an offering prospectus of McDermott Technology, B.V. to be used in connection with McDermott Technology, B.V.’s offer to acquire CB&I shares. The registration statement was declared effective by the SEC on March 29, 2018. McDermott and CB&I intend to mail a definitive joint proxy statement/prospectus to stockholders of McDermott and shareholders of CB&I. In addition, McDermott and McDermott Technology, B.V. intend to file a Tender Offer Statement on Schedule TO-T (the “Schedule TO”) with the SEC and soon thereafter CB&I intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with respect to the exchange offer. The exchange offer for the outstanding common stock of CB&I referred to in this document has not yet commenced. The solicitation and offer to purchase shares of CB&I’s common stock will only be made pursuant to the Schedule TO and related offer to purchase. This material is not a substitute for the joint proxy statement/prospectus, the Schedule TO, the Schedule 14D-9 or the Registration Statement or for any other document that McDermott or CB&I have filed or may file with the SEC and send to McDermott’s and/or CB&I’s shareholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION OR DECISION WITH RESPECT TO THE EXCHANGE OFFER, WE URGE INVESTORS OF CB&I AND MCDERMOTT TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS, SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY MCDERMOTT AND CB&I WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCDERMOTT, CB&I AND THE PROPOSED TRANSACTIONS.

Investors will be able to obtain free copies of the Registration Statement, joint proxy statement/prospectus, Schedule TO and Schedule 14D-9, as each may be amended from time to time, and other relevant documents filed by McDermott and CB&I with the SEC (when they become available) at http://www.sec.gov, the SEC’s website, or free of charge from McDermott’s website (http://www.mcdermott.com) under the tab, “Investors” and under the heading “Financial Information” or by contacting McDermott’s Investor Relations Department at (281) 870-5147. These documents are also available free of charge from CB&I’s website (http://www.cbi.com) under the tab “Investors” and under the heading “SEC Filings” or by contacting CB&I’s Investor Relations Department at (832) 513-1068.

Participants in Proxy Solicitation

McDermott, CB&I and their respective directors and certain of their executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from McDermott’s and CB&I’s shareholders in connection with the proposed transactions. Information regarding the officers and directors of McDermott is included in its annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 21, 2018, as amended by the annual report on Form 10-K/A, filed with the SEC on March 8, 2018. Information regarding the officers and directors of CB&I is included in its annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 21, 2018, as amended by the annual report on Form 10-K/A, filed with the SEC on March 22, 2018. Additional information regarding the persons who may be deemed participants and their interests will be set forth in the Registration Statement and joint proxy statement/prospectus and other materials when they are filed with the SEC in connection with the proposed transactions. Free copies of these documents may be obtained as described in the paragraphs above.

McDermott Contacts

Media

Adam Morgan

Director, Global Communications

+1 (281) 253-9005

amorgan@mcdermott.com

Finsbury

Kal Goldberg / Winnie Lerner / Chris Ryall

+1 (646) 805-2855

Investors

Ty Lawrence

Vice President, Treasurer and Investor Relations

+1 (281) 870-5147

tplawrence@mcdermott.com

Mackenzie Partners

Bob Marese / John Bryan

+1 (800) 322-2885

proxy@mackenziepartners.com

CB&I Contacts

Media

Gentry Brann

Senior Vice President, Global Communications and Brand Management

+1 (832) 513-1031

Gentry.Brann@CBI.com

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher / Ed Trissel / Leigh Parrish

+1 (212) 355-4449

Investors

Scott Lamb

Vice President, Investor Relations

+1 (832) 513-1068

Scott.Lamb@CBI.com

Innisfree M&A

Arthur Crozier

acrozier@innisfreema.com

+1 (212) 750-5833

Larry Miller

lmiller@innisfreema.com

+1 (212) 750-5833

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